EXHIBIT 21

                    SUBSIDIARIES* OF FIRST COMMERCE CORPORATION


          - First National Bank of Commerce

            - Marquis Investments, Inc. (formerly First Commerce Investment
              Services, Inc.)

            - Baronne Street Properties, Inc.

            - Wolcott Mortgage Group, Inc.

          - City National Bank of Baton Rouge

          - Rapides Bank & Trust Company in Alexandria

          - The First National Bank of Lafayette

          - The First National Bank of Lake Charles

          - First Commerce Service Corporation (formerly MSDI Company)

          - First Commerce Community Development Corporation

          - First Commerce Capital, Inc.



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          * All Incorporated or organized in Louisiana.